EXHIBIT 99.1


        ARIAD Reports Fourth Quarter and Year-End 2002 Results

  Increased Cancer Product Focus and Cost Reductions Also Announced

    Business Editors/Health/Medical Writers
    BIOWIRE2K

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 11, 2003--ARIAD
Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced results for the fourth quarter and the year ended December 31, 2002.

    Financial Highlights

    Due primarily to R&D expenses related to advancing the Company's portfolio of product candidates to treat cancer, the Company reported a net loss of $6.8 million or $0.20 per share for the fourth quarter of 2002 as compared to a net loss of $6.1 million or $0.20 per share for the same period in 2001. For the year ended December 31, 2002, the Company reported a net loss of $27.8 million or $0.86 per share as compared to $19.8 million or $0.68 per share for the year ended December 31, 2001. At December 31, 2002, the Company reported cash, cash equivalents and marketable securities of $26.9 million and working capital of $21.1 million, compared to cash, cash equivalents and marketable securities of $47.2 million and working capital of $42.8 million, at December 31, 2001.

    Prioritized Product Development Programs and Decreased
Expenditures

    ARIAD also announced today that it will focus its resources primarily on developing its three lead anti-cancer small-molecule product candidates - AP23573, which is in phase 1 development, to treat solid tumors and other malignancies, AP23464 to block the spread of cancer (metastases) and to treat certain forms of leukemia, and AP23841 to treat cancer that has spread to bone (bone metastases) and to treat primary bone cancers (e.g., osteogenic sarcoma). The Company has extended the development timelines for its regulated gene and cellular therapy product candidates for graft-vs-host disease and anemia so that vector manufacturing challenges may be addressed.
    These product portfolio management decisions, along with the implementation of additional cost-saving measures, will enable ARIAD to reduce its workforce by 20% and its cash burn rate for the full year 2003 by approximately 33% to $18 million (compared with a burn rate of $26.5 million in 2002). This estimate does not take into account any revenues that may be generated from product partnering initiatives now underway.
    "By strategically narrowing our corporate focus on development programs in cancer therapeutics, we have reduced our dependence on equity capital during one of the most severe and prolonged bear markets," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "We are now fully devoted to developing those product candidates which we believe represent our most valuable commercial opportunities and to generating revenues through product partnering and intellectual property licensing, such as our NF-(kappa)B and ARGENT(TM) cell-signaling technologies."

    Other Corporate Highlights

    The most important development during the year 2002 for ARIAD was the emergence of cancer therapeutics as its primary product development focus. Three small-molecule lead product candidates having novel mechanisms of action were advanced by the Company. The AP23573 and AP23841 class of drugs, known as mTOR inhibitors, starves cancer cells by inhibiting nutrient uptake (metabolic arrest) and growth factor stimulation. AP23464, a Src/Abl inhibitor, blocks the process by which certain solid tumors migrate from primary to distant sites; it also inhibits a key enzyme that is abnormally active in forms of leukemia. All three product candidates demonstrate highly potent targeted anti-cancer activity. Equally important, these product candidates represent a comprehensive approach to treating cancer that addresses the greatest need - novel therapies for patients with aggressive and advanced-staged disease for whom current treatments are inadequate or ineffective.
    By the end of the fourth quarter of 2002, a key corporate milestone was achieved as projected. An Investigational New Drug application (IND) was filed with the U.S. Food and Drug Administration
(FDA) in support of initiating Phase 1 clinical trials of AP23573. Dosing of patients with refractory or advanced cancers will begin shortly in the first of two clinical trials at major cancer centers in the United States.
    AP23573 can also be used to block the migration and proliferation of vascular smooth muscle cells - the primary cause of narrowing and blockage of coronary and peripheral arteries. With the advent of a newly emerging medical technology - drug-delivery stents to reduce reblockage of injured arteries following angioplasty and stenting - active discussions have been initiated with potential medical device partners that may open up this second clinical and commercial opportunity for AP23573 delivered in vascular stents.

    Total Year 2002 Financial Overview

    For the year ended December 31, 2002, the Company reported a net loss of $27.8 million, or $.86 per share, compared to a net loss of $19.8 million, or $.68 per share, for the prior year. R&D expenses for the year ended December 31, 2002 increased to $23.0 million, or 39.0%, from $16.6 million for 2001 due primarily to greater product development and manufacturing costs in support of the Company's IND for AP23573 filed with the FDA in December 2002. General and administrative expenses for 2002 increased to $5.7 million, or 28.0%, from $4.5 million for 2001 due primarily to increased professional and legal expenses and increased personnel and other general expenses. Net interest income for the year ended December 31, 2002, decreased to $826,000 from $1.3 million for 2001 primarily as a result of declining interest rates.

    Fourth Quarter 2002 Financial Overview

    For the quarter ended December 31, 2002, the Company incurred a net loss of $6.8 million, or $0.20 per share, compared to a net loss of $6.1 million, or $0.20 per share for the quarter ended December 31, 2001. R&D expenses increased to $5.4 million, or 4.0%, from $5.2 million in the comparable year-ago quarter primarily due to the product development and manufacturing costs for AP23573 in support of its IND filing. General and administrative expenses increased to $1.5 million, or 30.0%, from $1.2 million in the comparable year-ago quarter. Net interest income for the fourth quarter of 2002 decreased to $26,000 from $196,000 reported in the comparable year-ago quarter primarily as a result of declining interest rates and a lower level of invested funds.

    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


In thousands, except
 share and Per share         Three Months Ended       Year Ended
 data                           December 31,          December 31,
                              2002       2001       2002       2001
                                (Unaudited)

Total research revenue       $    42   $      1  $      67  $       4

Operating expenses:
   Research and development    5,376      5,183     23,018     16,587
   General and
    administrative             1,506      1,155      5,718      4,469
       Total operating
        expenses               6,882      6,338     28,736     21,056
Interest income, net              26        196        826      1,293

Net loss                     $(6,814)  $ (6,141) $ (27,843) $ (19,759)

Net loss per common share
 basic and diluted           $  (.20)  $   (.20) $    (.86) $   (.68)

Weighted average number of
 shares of common stock
 outstanding basic and
 diluted                  33,744,085 27,261,520 29,256,767 25,875,663



             ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

                                            December 31,  December 31,
                                                2002         2001
Cash, cash equivalents and marketable
 securities                                 $  26,850     $  47,186
Total assets                                $  35,104     $  55,361
Total liabilities                           $  13,252     $  12,268
Stockholders' equity                        $  21,852     $  43,093

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610/407-9260
             Kathy Lawton, 617/225-2345